Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of July 23, 2010 by and among:

(1) Newsummit Biopharma Holdings Limited (the “Company”), an exempted company incorporated and existing under the laws of the Cayman Islands;

(2) Green Villa Holdings Ltd. (the “BVI Company”), a business company incorporated and existing under the laws of the British Virgin Islands;

(3) Shanghai Newsummit Pharmaceutical Research Co., Ltd. (the “PRC Co”), a Sino-foreign equity joint venture established under the Laws of the PRC;

(4) Mr. Jun Ren (the “Founder”), a citizen of the PRC with passport number G00017712; and

(5) The entities listed on the attached Exhibit A (each an “Investor” and collectively the “Investors”); and

(6) The individuals and entities listed on the attached Exhibit B (each an “Ordinary Shareholder”, and collectively the “Ordinary Shareholders”).

WHEREAS, the Company and the Series A Preferred Shareholders have entered into a Series A Preferred Share Purchase Agreement (the “Purchase Agreement”) dated June 13, 2010, whereby the Company agreed to issue, and the Investors agreed to subscribe, up to 1,319,212 Series A Preferred Share of the Company (the “Purchased Shares”) at the purchase price of US$ 0.001 per Purchased Share;

WHEREAS, immediately prior to the Closing (as defined in the Purchase Agreement), the Founder and the Ordinary Shareholders are the holders of the entire issued and outstanding share capital of the Company; and

WHEREAS, the parties are entering into this Agreement to set out the terms governing their relationship with respect to the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

SECTION 1

Definitions

1.1 Definitions. In this Agreement, the following terms have the meanings specified:

“1934 Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Affiliate” shall mean, in relation to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

“Agreement” shall have the meaning assigned to it in the Preamble.

“Articles” means the Company’s Memorandum and Articles of Association, as amended and restated from time to time.

“Board” shall mean the Board of Directors of the Company.

“Board Observer” shall have the meaning assigned to it in Section 5.2.

“Closing” or “Closing Date” shall have the meaning assigned to them in the Purchase Agreement.

“Control” with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) has power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly on indirectly, whether through the ownership of voting securities, contract or otherwise, or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Notice” shall have the meaning assigned to it in Section 6.1(c).

“Equity Securities” shall mean any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class of shares in the Company’s capital stock, including, without limitation, its Ordinary Shares and Series A Preferred Share.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the U.S. Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Founder” shall have the meaning assigned to it in the Preamble.

“Governmental Authority” shall mean any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange.

“Group Companies” shall mean Company and the entities listed on the attached Exhibit C, and each of them shall be referred to as a “Group Company”.

“Holder” means any person or entity holding Registrable Securities or securities convertible into Registrable Securities, or any assignee thereof in accordance with Section 3.12 hereof.

“Inclusion Election” shall have the meaning assigned to it in Section 6.1(b).

“Initiating Holders” means any Holder or Holders who in the aggregate hold no less than two-thirds (2/3) of the outstanding Registrable Securities.

“Intellectual Property” shall mean all patents, trademarks, service marks, designs, domain names and utility models, copyrights, inventions, confidential information, brand names, database rights, know-how, business names, trade secrets, processes, compositions of matter, formulas and any other confidential or proprietary information or rights situated in any country or countries, and the benefit of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of world).

“Investor” or “Investors” shall have the meaning assigned to it in the Preamble.

“Investor Director” shall have the meaning assigned to it in Section 6.1(b).

“Investor Ordinary Shares” shall mean the 5,150,000 Ordinary Shares collectively held by the Lead Investors and 2,496,720 Ordinary Shares held by Sansar as of the Closing Date (as adjusted for stock splits, stock dividends, combinations or other recapitalizations).

“IPO” shall mean a firm commitment initial public offering of the Ordinary Share on an internationally recognized stock exchange, including, but not limited to, NYSE, NASDAQ and The Stock Exchange of Hong Kong Limited (Main Board).

“Lead Investors” shall mean Sequoia Capital China Growth Fund I, L.P. Sequoia Capital China Growth Partners Fund I, L.P., and Sequoia Capital China GF Principals Fund I, L.P. and their permitted assigns and successor in interest.

“Liquidation Event” shall mean unless otherwise waived by the Investors: (a) any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporation reorganization, including a sale or acquisition of equity securities of the Company, in which the Shareholders of the Company immediately before such transaction own less than 50% of the Company’s voting power immediately before such transaction own less than 50% of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purpose or to change the Company’s domicile); or (b) the exclusive licensing of all or substantially all of the Company’s Intellectual Property to a third party.

“New Securities” shall have the meaning assigned to it in Section 7.1(d).

“Offered Shares” shall have the meaning assigned to it in Section 6.1.

“Offering Shareholder” shall have the meaning assigned to it in Section 6.1.

“Ordinary Share” shall mean an ordinary share of the Company, par value US$0.001.

“Person” shall mean any individual, firm, company, Governmental Authority, joint venture, association, partnership or other entity (whether or not having separate legal personality).

“Proportionate Share” in relation to a Shareholder at any time shall mean the proportion which the number of Ordinary Share then held by such Shareholder (assuming conversion of all the Series A Preferred Shares) bears to the aggregate number of Ordinary Share then held by all Shareholders (assuming conversion of all of the then outstanding Series A Preferred Shares).

“Promissory Note” shall have the meaning assigned to it in Section 9.1(c).

“Purchase Price” shall mean the aggregate purchase price of US$ 9.854 for 1,319,212 Series A Preferred Share under the Purchase Agreement.

“Qualified Auditor” shall mean the auditor of the Company, which, at any time, shall be a Big Four accounting firm approved by the Board.

“Redemption Date” shall have the meaning assigned to it in Section 9.1(a).

“Redemption Holder” shall have the meaning assigned to it in Section 9.1.

“Redemption Notice” shall have the meaning assigned to it in Section 9.1(a).

“Redemption Price” shall have the meaning assigned to it in Section 9.1.

“Redemption Shares” shall have the meaning assigned to it in Section 9.1.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the subsequent declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means:

(i) Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares, and

(ii) any other Ordinary Share of the Company (a) issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (i) above and (b) owned or hereafter acquired by the Investors, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, however, that Ordinary Share or other securities shall cease to be treated as Registrable Securities if (A) when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective registration statement, (B) at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act, or (C) such securities shall have ceased to be outstanding.

The number of “Registrable Securities then outstanding” shall be determined by the number of Ordinary Share outstanding which are, and the number of Ordinary Share issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

“Registration Expenses” means all out-of-pocket expenses incident to the Company’s performance of or compliance with Section 3 of this Agreement, including, without limitation, all registration and filing fees, all fees and expenses of complying with state securities or “blue sky” laws (including reasonable fees and disbursements of underwriters’ counsel in connection with any “blue sky” memorandum or survey), all printing expenses, all listing fees, all “road show” expenses of the Company and the underwriters, all registrars’ and transfer agents’ fees, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, the reasonable fees and disbursements of the Holder’s legal counsel, but excluding underwriting discounts and commissions.

“Sansar” shall mean Sansar Capital Special Opportunity Master Fund L.P.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Share” shall mean a Series A Preferred Share of the Company, par value US$0.001 each, having the rights, privileges and preferences as set forth in the Articles.

“Shareholders” shall mean the persons who hold Equity Securities and “Shareholder” shall mean any one of them.

“Subsidiary” means, in relation to the Company, any person that is Controlled by the Company, which includes each of the entities listed in Part 2 of Exhibit C.

“Tag-Along Shares” shall have the meaning assigned to it in Section 6.1.

“Third Party” or “Third Parties” shall have the meaning assigned to it in Section 6.1.

“Transaction Documents” shall mean this Agreement, the Purchase Agreement, and the Articles.

“UNCITRAL Rules” shall have the meaning assigned to it in Section 10.4.

“US GAAP” shall mean the generally accepted accounting principles in the United States.

“Violation” shall have the meaning as set forth in Section 3.9(a).

Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

1.2 Jurisdiction. The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(a) It is their intention that, whenever this Agreement refers to a law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and

(b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to a majority in interest of the Holders of then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

SECTION 2

Purpose of the Company

The business of the Company and its Subsidiaries shall be conducted in the best interests of the Company in accordance with the general principles of the then current business plan approved by the Board and on sound commercial profit-making principles with the aim of generating the maximum achievable maintainable profits available for distribution to its Shareholders.

SECTION 3

Registration Rights

3.1 Requested Registration.

(a) If the Company shall receive at any time not earlier than June 30, 2011 or within one (1) year after the effective date of an IPO (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities covering (i) no less than twenty percent (20%) of the Registrable Securities held by the Initiating Holder, or (ii) if for less than twenty percent (20%) of the Registrable Securities held by the Initiating Holder then for an anticipated aggregate offering price, net of underwriting discounts and commissions, equal to or exceeding US$5,000,000, then the Company shall, within ten (10) days after the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of sub-Section 3.1(b), use its best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered in a written request given within twenty (20) days after the mailing of such notice by the Company in accordance with Section 10.5.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.1 and the Company shall include such information in the written notice referred to in sub-Section 3.1(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in sub-Section 3.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by an majority in interest of the Initiating Holders and approved by the Company (except for the Company’s IPO, which underwriter shall be as selected by the Company). Subject to Section 3.1(a) but notwithstanding any other provision of this Section 3.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

(c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 3.1, provided that if the proposed registration of the Registrable Securities pursuant to this Section 3.1 is not consummated for any reason other than due to the action or inaction of the Holders, such registration shall not be deemed to constitute a registration for purposes of this sentence.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right under Section 3.1(a) or Section 3.1(b) shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 3.1 during the period starting with the date of filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated registration; provided the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and further provided, that the Holders are entitled to join such registration subject to Section 3.2 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan)

3.2 Company Registration. If the Company undertakes to register (including for this purpose a registration effected by the Company for Shareholders other than the Holders) any of its Ordinary Share or other securities under the Securities Act in connection with a public offering of such securities (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding the initial public offering of the Company’s securities in relation to which the provisions of this Section 3.2 shall not apply and other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to a SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at least thirty (30) days prior to filing such registration statement, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 10.5, the Company shall, subject to the provisions of Section 3.7, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all or any of its Registrable Securities in such registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.3 Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred and twenty (120) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

3.5 Registration Expenses. All Registration Expenses shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Securities shall be borne by the Holders selling such Registrable Securities, in proportion to the number of Registrable Securities sold by each such Holder.

3.6 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 3 after three (3) years following the Company’s IPO.

3.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3.2 to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such underwriters shall be of internationally recognized reputation), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities requested by Shareholders to be included in such offering, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Shareholders according to the total amount of securities entitled to be included therein owned by each selling Shareholder or in such other proportions as shall mutually be agreed to by such selling Shareholders) if so justified together with the exclusion of other Equity Securities from the underwriting in proportion to the number of Registrable Securities and other Equity Securities that may be included in the underwriting; but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Shareholders may be excluded entirely if the underwriters make the determination described above and no other Shareholder’s securities are included or (ii) notwithstanding (i) above, any shares being sold by a Shareholder exercising a demand registration right similar to that granted in Section 3.1 be excluded from such offering.

3.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other applicable law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, and the Company will pay as incurred to each such Holder, underwriter or Controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein; and provided further that the indemnity agreement contained in this sub-Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or Controlling person.

(b) To the extent permitted by law, each selling Holder, severally, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who Controls the Company, any underwriter, any other Holder selling securities in such registration statement and any Controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other applicable law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this sub-Section 3.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this sub-Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this sub-Section 3.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d) If the indemnification provided for in this Section 3.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

3.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Ordinary Share under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its Ordinary Share to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report, if any, of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

3.11 Form F-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.11, (i) if Form F-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000]; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of the Company it would be seriously detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred and twenty (120) days after receipt of the request of the Holder or Holders under this Section 3.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 3.11 shall not be counted as demands for registration or registrations effected pursuant to Section 3.1 or 3.2. The Company shall not be obligated to effect more than two (2) registrations under this Section 3.11 within any twelve (12) month period.

3.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of such Registrable Securities; provided, that such transfer or assignment shall be effective only if : (a) prior to such transfer or assignment, the Company is furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned or transferred; (b) it involves the transfer or assignment of all and not less than all of the Registrable Securities then held by the transferor, which shall be no less than 100,000 shares of such Registrable Securities; (c) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act; and (d) the transferee or assignee agrees to be bound by the terms and conditions of this Shareholders Agreement as a shareholder hereunder and, if there’s more than one transferee or assignee that are related, such transferees or assignees shall agree to act through a single representative.

3.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such Equity Securities in any registration filed under Section 3.1 or Section 3.2.

3.14 “Market Stand-Off” Agreement. To the extent reasonably requested by the underwriter, so long as a Holder shall hold issued and outstanding Equity Securities of the Company, such Holder shall not and shall not purport to, during the period of ten (10) days prior to, and during the period up to 180 days following the effective date of a registration statement of the Company filed under the Securities Act, effect any public sale or distribution or register or offer to sell or sell or otherwise transfer or dispose of any Ordinary Share of the Company held by it at any time during such period except Ordinary Share included in such registration; provided that the Company will cause all other Shareholders (other than Shareholders who acquired Equity Securities in a registered public offering) to agree not to effect any public sale or distribution, or register, or offer to sell or sell or otherwise transfer or dispose of any such Ordinary Share of the Company held by it at any time during the period of ten (10) days prior to, and during the period up to 180 days following the effective date of a registration statement of the Company filed under the Securities Act.

SECTION 4

Information and Inspection Rights

4.1 Information Rights. The Company covenants and agrees that, commencing from the date of this Agreement, the Company will:

(a) Annual Reports. Furnish to the Investors, as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, annual audited financial statements, including an audited consolidated balance sheet and a statement of stockholders’ equity as of the end of such fiscal year and an audited consolidated statement of income of the Company and its Subsidiaries, and an audited consolidated statement of cash flows of the Company and its Subsidiaries, for such year and a schedule as to sources and application of funds for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year, and all prepared in reasonable detail and in accordance with US GAAP and audited and certified by the Qualified Auditor.

(b) Monthly Reports. Furnish to the Investors, as soon as practicable, and in any case within twenty-one (21) days of the end of each calendar month, monthly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of income and an unaudited statement of cash flows and a schedule as to the sources and application of funds for such month and for the current fiscal year to date including a comparison to plan figures for such period.

(d) Annual Budget. Furnish to the Investors, as soon as practicable, and in any case no later than thirty (30) days prior to the end of each fiscal year of the Company, a comprehensive operating budget forecasting the Company’s operating plan, forecast of revenues, expenses and cash position on a month to month basis, and investment plans for the next immediate fiscal year.

(f) Other Information. Furnish additional information that the Investors may reasonably require for tax or other purposes, including notifying the Investors of any litigation or potential for litigation that a Group Company may be involved in.

4.2 Inspection Rights. In addition to any other information rights required by applicable law to be available to Shareholders, the Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company and Subsidiaries’ properties, to examine their books, accounts and records, and to discuss their affairs, finances and accounts with its officers, employees, accountants and lawyers, all during normal business hours of the Company or the Subsidiaries, as the case may be, as may be requested by such Investor.

4.3 Termination of Information and Inspection Rights. The information rights provided under Section 4.1 above and the inspection rights provided under Section 4.2 above shall terminate upon the occurrence of a Qualified IPO.

4.4 United States Tax Matters.

(a) The Company shall not, without the written consent of each Holder, issue or transfer shares in the Company or any other Group Company to any investor if following such issuance or transfer the Company or any other Group Company, in the determination of counsel or accountants for each of the Holders, would be a “Controlled Foreign Corporation” (a “CFC”) as defined in the United States Internal Code of 1986, as amended (the “Code”) with respect to the shares held by any Holder. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Holders: (i) the Company and other Group Company’s register of members as of the end of the last day of such taxable year; and (ii) a report regarding the Company or other Group Company’s status as a CFC. In addition, the Company shall provide the Holders with access to such other company information as may be required by such Holders to determine the Company or other Group Company’s status as a CFC, to determine whether each such Holder is required to report its pro rata portion of the Company or other Group Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow such Holder to otherwise comply with applicable United States federal income tax laws. In the event that the Company or any other Group Company is determined by counsel or accountants for each of the Holders to be a CFC as defined in the Code (or any successor thereto) with respect to the shares held by such Holder, the Company agrees to use commercially reasonable efforts to avoid generating for any taxable year in which the Company or any other Group Company is a CFC, “Subpart F income,” as such term is defined in Section 952 of the Code. The Company and the shareholders of the Company shall take necessary actions and provide necessary cooperation as reasonably requested by the a Holder based on the professional opinions of the counsels or accountants of such Holder, in order to comply with relevant regulations regarding CFC matters.

(b) Each Group Company shall use its best efforts to avoid being a “Passive Foreign Investment Company” (a “PFIC”) within the meaning of Section 1297 of the Code (or any successor thereto). The Company agrees, if requested by any Holder to cooperate with such Holder, including providing any documentation reasonably requested by such Holder, to determine annually whether the Company and each of the entities in which the Company owns or proposes to acquire an equity or ownership interest (directly or indirectly) is or may become a PFIC (including whether any exception to PFIC status may apply). In connection with a “Qualified Electing Fund” election made by the Holders pursuant to Section 1295 of the Code or a “Protective Statement” filed by the Holders pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Holders to the satisfaction of the Holders and shall provide each Holder with such other company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. The Company and the shareholders of the Company shall take necessary actions and provide necessary cooperation as reasonably requested by the a Holder based on the professional opinions of the counsels or accountants of such Holder, in order to comply with relevant regulations regarding PFIC matters.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 4.4(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 4.4(a) and (b).

(d) Except to the extent that at least two-thirds (2/3) of the Holders elects otherwise, each Group Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times each Group Company is treated as a corporation for United States federal income tax purposes.

SECTION 5

Board Representation and Protective Provisions

5.1 Size of the Board. Subject to Section 5.2, the Articles shall provide for a Board with three (3) directors immediately after the Closing, consisting of (a) the Founder, (b) one (1) director of the Board appointed by the Ordinary Shareholder, initially being Liang Jixian, and (c) one (1) director of the Board jointly appointed by the Lead Investors, initially being Neil Shen (the “Investor Director”).

5.2 Board Observers. So long as each Investor (other than the Lead Investors), together with its Affiliates, continue to hold Series A Preferred Shares, the Company shall invite a representative designated by each Investor to attend all meetings of its Board in a nonvoting capacity (each such person a “Board Observer”) and, in this respect, shall give such Board Observer copies of all notices, minutes, consents and other materials that it provides to its directors; provided that such Board Observer shall agree (and each Investor hereby agrees) to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided to such Board Observer, except that such information may be shared by such representative with the Investor; and provided further that the Company reserves the right to withhold any information and to exclude such Board Observer from any meeting or portion thereof and withhold such information and documents if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, would result in disclosure of trade secret or other proprietary information the Board in good faith determines should not be disclosed to the representative, or concerns the relationship between such Board Observer (or the Investor designating such Board Observer) and the Company.

5.3 Acts of the Company Requiring Investors’ Approval. So long as any Series A Preferred Share remain outstanding and notwithstanding any other contrary provision in the Articles, the undertaking of any of the following actions by the Company (whether by amendment of the Articles or otherwise, whether in a single transaction or a series of related transactions, and whether or not in the ordinary course of business) shall require the prior written consent of holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Shares voting as a separate class:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Shares;

(b) authorize or issue any Equity Security rights, preferences or privileges senior to or on a parity with the Series A Preferred Share;

(c) authorize any new issuance of any Equity Securities of the Company, other then (i) any issuance of Ordinary Shares upon conversion of the Series A Preferred Shares, (ii) the issuance of Ordinary Shares (or options or warrants exercisable for or convertible into such Ordinary Shares) under employee equity incentive plans approved by the Board (including the consent of the Investor Director);

(d) amend or waive any provision of the Articles in a manner that would alter or change the rights, preferences or privileges of the Series Preferred Shares;

(e) increase or decrease the number of authorized shares of Ordinary Shares or Series A Preferred Shares of the Company;

(f) redeem or repurchase, or take such action that results in the redemption or repurchase of any Ordinary Share (other than pursuant to (i) equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services, (ii) Section 9 of this Agreement or Article 20 of the Articles or (iii) as otherwise approved by the Board (including the consent of the Investor Director);

(g) enter into any agreement that results in any merger, consolidation, share acquisition or other corporate reorganization, or any transaction or series of transactions in which in excess of 50% of the Company’s voting power is transferred or in which all or substantially all of the assets of the Company are sold;

(h) increase or decrease the number of directors serving on the Company’s Board;

(i) undertake the liquidation, dissolution or winding up of the Company,

(j) pay or declare, or take any action that results in the payment or declaration of any dividend on the Ordinary Shares before payment of any dividends on the Series A Preferred Shares;

(k) extend any loan or undertake any guarantee, in each case by the Company, for indebtedness in excess of US$100,000 in the aggregate to or of any third party, other than (i) advances to employees of the Company in the ordinary course of business consistent with its past practices or (ii) as otherwise approved by the Board (including the consent of the Investor Director);

(l) incur debt or issue debt securities in excess of US$250,000, other than (i) trade debts incurred in the ordinary course of business and consistent with its past practices or (ii) as otherwise approved by the Board (including consent of an Investor Director);

(m) acquire business/assets from a third party in excess of US$250,000;

(n) appoint or replace the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company;

(o) enter into any transaction involving both the Company and a shareholder or any of the Company’s employees, officers, directors or shareholders or any affiliate of a shareholder or any of its officers, directors or shareholders other than in the ordinary course of business on an arms-length basis and consistent with its past practice;

(p) appoint or remove the Qualified Auditor of the Company or any material change in the accounting and financial policies of the Company;

(q) increase in the compensation of any employee of the Company with monthly salary of at least RMB40,000 by more than fifty percent (50%) in a twelve (12) month period, other than annual salary adjustment in the ordinary course of business as approved by the Board;

(r) undertake any items of expenditure outside the annual budget in excess of US$100,000 per month, individually or in the aggregate, or

(s) undertake any of the above actions with respect to any direct or indirect subsidiary or affiliate.

Notwithstanding anything to the contrary, this Section 5.3 shall in no event apply to any actions taken in connection with the performance or compliance by the Company or the Founder of their respective obligations under the Settlement Deed, including without limitation, any payment of money to Carlyle thereunder.

5.4 Subsidiaries. It is agreed that the board of directors of any Subsidiary and other new subsidiaries acquired by the Company from time to time, shall, insofar as permissible under applicable laws, have the same board composition with the Company as determined in accordance with Section 5.1, and the Company, the Founder and the Investors shall procure that such persons are appointed to the relevant board of directors.

5.5 Removal of Investor Director. The Investor Director may not be removed from office unless such removal is directed or approved by the Lead Investors.

5.6 Drag-along. In the event that the Founder, the Board and the Investors holding at least two-thirds (2/3) of the Series A Preferred Shares (including all shares resulting from conversion of the Series A Preferred Shares) approve either: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, propose to acquire from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding Equity Securities of the Company, or (ii) a transaction that qualifies as a Liquidation Event (collectively referred to as a “Sale of the Company”), then the Ordinary Shareholders hereby agrees with respect to all Equity Securities that it holds:

(A) in the event such transaction requires the approval of shareholders, (i) to be present, in person or by proxy, as a holder of shares, at any shareholder meeting to vote on the approval of a Sale of the Company and be counted for the purposes of determining the presence of a quorum at such meetings if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of such meetings; and (ii) to vote (in person, by proxy or by action by written consent, as applicable) all shares held by such shareholder in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(B) to refrain from exercising any dissenters’ rights of rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(C) to execute and deliver all required documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company; and

(D) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such Party or Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquirer in connection with a Sale of the Company.

SECTION 6

Co-Sale Right

6.1 Co-Sale Right. Subject to the terms and conditions specified in this Section 6, if the Founder proposes to offer for sale or otherwise transfer any Equity Securities (the “Offered Shares”) owned by the Founder (the “Offering Shareholder”) to any person (individually a “Third Party” and collectively, “Third Parties”) in a bona fide transaction or series of transactions, directly or indirectly, such sale or other disposition shall not be permitted unless the Investors agree in writing to the sale. Provided that the Investors have approved such sale in writing, such Offering Shareholder shall offer, or cause the Third Party to offer, as the case may be, to each Investor, at the Investor’s sole option, the right to elect to include in the sale or other disposition to the Third Party all or a portion of the Equity Securities then held by such Investor based on its or his Co-Sale Pro Rata Portion (as defined below) of the Offered Shares (the “Tag-Along Shares”) on the same terms offered by or to the Third Party:

(a) Each time an Offering Shareholder proposes to offer or otherwise transfer any Equity Securities owned by such Offering Shareholder, such Offering Shareholder shall deliver a notice to the Investors stating (i) the Offering Shareholder’s bona fide intention to offer such Offered Shares for sale, (ii) the number of shares constituting the Offered Shares and (iii) the price and terms, if any, upon which the Offering Shareholder proposes to offer or the Third Party proposes to purchase such Offered Shares.

(b) At any time within 30 days after the giving of the notice described in Section 6.1(a) hereof, each Investor may make an election to include the Tag-Along Shares in such a sale or other disposition (the “Inclusion Election”) by giving written notice of its Inclusion Election to the Offering Shareholder and specifying the number of Tag-Along Shares that the Investor intends to transfer, together with a limited power-of-attorney authorizing such Offering Shareholder to sell or otherwise dispose of such Tag-Along Shares pursuant to the terms of such Third Party’s offer.

(c) In the event an Investor issues an Inclusion Election, the Investor shall deliver to the Company written notice (the “Conversion Notice”) of the Investor’s election to convert such number of Series A Preferred Shares, and together with any Ordinary Shares owned by the Investor, shall be equal in number to the maximum number of the Tag-Along Shares. The Company shall issue a new certificate in the name of the Investor evidencing any Series A Preferred Shares which had been evidenced by the certificate delivered to the Company pursuant to this Section 6.1(c) above and not converted in accordance with the Conversion Notice and the Company shall deliver such new certificate to the Investor. The sale of the Tag-Along Shares by the Investor pursuant to this Section 6 shall be on the same terms and conditions, including the price per share and the date of sale or other disposition, as are received by the Offering Shareholder and stated in the notice described in Section 6.1(a). At the consummation of the sale or other disposition of Equity Securities of the Offering Shareholder and the Investor to the Third Party, there shall be remitted to the Investor the total sales price attributable to the Tag-Along Shares which the Investor sold or otherwise disposed of pursuant thereto minus a pro rata share of the reasonable expenses equal to the proportion which the number of Tag-Along Shares sold by the Investor bore to the aggregate number of Equity Securities sold by the Offering Shareholder and the Investor to the Third Party.

(d) If within 30 days after the notice described in Section 6.1(a) hereof is given, the Investor has not accepted the offer to make an Inclusion Election, the Investor will be deemed to have waived any and all of its rights with respect to the sale or purchase of such Offered Shares. The Offering Shareholder shall have 120 days after such 30-day period in which to sell or otherwise dispose of the Offered Shares to the Third Party at a price and on terms not more favorable to the Offering Shareholder than were set forth in such notice. If, at the end of such 120-day period, the Offering Shareholder has not completed the sale of Offered Shares in accordance with the terms set forth in such notice, all the restrictions on sale contained in this Agreement with respect to such Offered Shares shall again be in effect.

(e) For the purpose of this Section 6.1, the Co-Sale Pro Rata Portion of each Investor shall mean the product obtained by multiplying (i) the aggregate number of the Offered Shares by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Investor at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by the Offering Shareholder and the Investors exercising the co-sale right hereunder.

6.2 Termination of Co-Sale Right. The co-sale rights provided in Sections 6.1 shall terminate with immediate effect after the consummation of the Company’s Qualified IPO.

SECTION 7

Right of First Offer

7.1 Right of First Offer. Subject to the terms and conditions specified in this Section 7, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). Each Investor shall be entitled to purchase its Proportionate Share of the New Securities on the terms and conditions as such New Securities are offered.

(a) In the event the Company proposes to issue New Securities, it shall give the Investor written notice (the “Issue Notice”) of its intention stating (i) a description of the New Securities it proposes to issue, (ii) the number of New Securities it proposes to offer, (iii) the price at which, and other terms on which, it proposes to offer such New Securities and (iv) the number of New Securities that the Investor has the right to purchase under this Section 7.1, based on the Investor’s Proportionate Share.

(b) Within fifteen (15) days after the Issue Notice is given (in accordance with Section 10.5), the Investor may elect to purchase, at the price and on the terms specified in the Issue Notice, up to the number of New Securities proposed to be issued that the Investor has the right to purchase based on the Investor’s Proportionate Share, respectively. An election to purchase shall be made in writing and must be given to the Company within such fifteen (15) day period (in accordance with Section 10.5).

(c) If any Investor fails to exercise its right to purchase its Proportionate Share of any New Securities (each, a “Non-Exercising Investor”), the Company shall, within five (5) days after the expiration of the fifteen (15) day period described in Section 7.1 (b), deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Investors (the “Remaining Securities”) to each Investor that exercised its right to purchase its Proportionate Share of the New Securities (each, an “Exercising Investor”). Each Exercising Investor shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within fifteen (15) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 7.1(b); provided, however, that if the Exercising Investors desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Investors in accordance with their relative pro rata shares. The closing of the sale of New Securities by the Company to the Investor upon exercise of its rights under this Section 7.1 shall take place simultaneously with the closing of the sale of New Securities to third parties.

(d) The Company shall have one hundred twenty (120) days after the last date on which the Investor’s right of first offer lapsed to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the execution thereof) to sell the New Securities which the Investors did not elect to purchase under this Section 7.1, at or above the price and upon terms not materially more favorable to the investors of such securities than the terms specified in the initial Issue Notice given in connection with such sale. In the event the Company has not entered into an agreement to sell the New Securities within such one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided in this Section 7.1.

(e) “New Securities” shall mean any shares or any other securities convertible into or exercisable for any shares of, any class of the Company’s capital stock; provided that “New Securities” does not include: (i) the Ordinary Share issuable upon conversion of the Series A Preferred Share; (ii) Equity Securities issued pursuant to the acquisition of another business entity by the Company approved by the Board by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Company owns not less than a majority of the voting power of such entity; (iii) Equity Securities issued or issuable to officers, directors, employees and consultants of the corporation as part of the Company’s stock option plan approved by the Board; (iv) the Company’s Equity Securities issued in connection with any stock split, stock dividend or recapitalization of the Company in which all the Investors are entitled to participate on a pro rata basis; and (v) the Company’s Equity Securities issued to financial institutions in connection with the extension of credit to the corporation or in connection with the lease of equipment and in both cases for other than equity financing purposes and approved by the Board.

7.2 Termination of Right of First Offer. The right of first offer granted under Section 7.1 shall expire upon the consummation of the Company’s IPO.

SECTION 8

Covenants

8.1 Company Charter Documents; Memorandum and Articles of Association; Ranking of Preference Shares. The Company will ensure that no alteration or amendment is made to the constitutional or charter documents of any of the Group Companies except in accordance with this Agreement.

8.2 Performance of Agreements. The Company shall abide by and perform all the obligations of the Company set forth in this Agreement.

8.3 Pari Passu Rights. The Company shall ensure that, if in the good faith judgment of the Board, any party that becomes a Shareholder of the Company after the date hereof, receives right of first offer or registration rights that are superior to those granted to the Investors herein, the Company and the Founder shall agree to an amendment of this Agreement to provide for right of first offer and registration rights to the Investors that are pari passu to those rights granted to the subsequent Shareholders.

8.4 Anti-corruption Laws. The Company shall not, and it shall ensure that none of the Group Companies nor any of their respective officers, directors, agents, employees or any other Persons associated with or acting on behalf of the Company or any Group Company, directly or indirectly take any action that would cause the Company or any Group Company to be in violation of, any anti-bribery or anti-corruption laws applicable to the Company or such Group Company, including without limitation, the Foreign Corrupt Practices Act, to the extent applicable.

8.5 Compliance with Applicable Laws. The Company shall materially comply with all applicable laws, including applicable laws in the People’s Republic of China that may be applicable to the Company or its Subsidiary.

8.6 Additional Covenants. After the Closing, each of the Group Companies shall ensure that (i) such Group Company has duly executed an employment agreement with each of its employees in compliance with applicable laws, and (ii) each Key Employee and each key technical employee of the Company have entered into a proprietary information and inventions assignment agreement in a form and substance reasonably acceptable to the Company and the Lead Investors.

8.7 Confidentiality. Except as may be required by applicable laws, none of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any party from disclosing information (a) that is already publicly available, (b) that was known to such party on a non-confidential basis prior to its disclosure by the other party, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such party will use reasonable efforts to notify the other party in advance of such disclosure so as to permit the other party to seek a protective order or otherwise contest such disclosure, and such party will use reasonable efforts to cooperate, at the expense of the other party, with the other party in pursuing any such protective order, (d) to such party’s officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel as may be reasonably required or (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents or any requirement of applicable law. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the terms hereunder for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors. Nothing in this Agreement shall restrict the Company from making disclosure concerning this Agreement in its filings in connection with its public securities offerings or proposed initial public offering.

8.8 Shareholders Covenant. Each Shareholder agrees to refrain from taking any action (or refuse to take any action) that would cause any Group Company to violate, or otherwise cause any Group Company to not be able to perform, its obligations under Section 8.2, Section 8.4, Section 8.5, Section 8.6 and Section 8.7.

SECTION 9

Redemption

9.1 Redemption at Option of Investors. At any time after the fifth anniversary of the Closing Date, any one or more holder of Series A Preferred Shares (each, a “Redemption Holder”), acting severally or jointly, may require the Company to redeem all and not less than all of the then outstanding Series A Preferred Shares held by such holder or holders (“Redemption Shares”) at an amount equal to the higher of (such amount payable for redemption, the “Redemption Price”)

(1) the Purchase Price applicable to such holder or holders of Series A Preferred Share plus accrued and unpaid dividends with an annual return of 15% on such Purchase Price for each year such Series A Preferred Share were outstanding up until the date of redemption (calculated on a pro rata basis in case of a partial year), and

(2) the fair market value of such Redemption Shares as determined by an independent appraiser as mutually agreed by the Company and such Redemption Holder(s), exclusive of any consideration for the liquidity or minority ownership discounts.

(a) Redemption Notice. Each Redemption Holder shall exercise its redemption right set forth in this Section 9.1 by giving written notice (“Redemption Notice”) to the Company at any time specifying (i) the number of Redemption Shares that the Redemption Holder is requesting the Company to redeem, (ii) a redemption date (the “Redemption Date”) that is at least fifteen (15) calendar days from the date of the Redemption Notice, and (iii) the total Redemption Price payable by the Company assuming the redemption is completed on the Redemption Date specified in the Redemption Notice.

(b) Completion of Redemption. The Company shall, on the Redemption Date, redeem the Redemption Shares requested to be redeemed in the Redemption Notice in immediately available funds at the Redemption Price.

(c) Insufficient Funds for Redemption. If on the Redemption Date, the Company has insufficient funds with which to fully and legally redeem the number of Redemption Shares set forth in the Redemption Notice, then subject to Section 9.1(d), the Company shall redeem all of the Redemption Shares under the Redemption Notice but allocate funds available to pay the Redemption Price to such holders of Redemption Shares on a pro rata basis, and then issue to such holders of Redemption Shares with respect to the unpaid portion of the Redemption Price, a one-year promissory note dated as of the Redemption Date to each holder of Redemption Shares which were not able to be redeemed on the Redemption Date (each a “Promissory Note”, and collectively, the “Promissory Notes”), which will bear interest at the compounded rate of five percent (5%) per annum, with an aggregate principal amount equal to the Redemption Price of such Redemption Shares that are not redeemed. The Promissory Notes shall become due and payable twelve (12) months from the Redemption Date. The Promissory Notes shall be freely assignable by the holders thereof. If the Company is unable to satisfy its obligations under a Promissory Note when due, the holder of the Promissory Note may, but is not obligated to, extend the repayment date by another six (6) months, provided, however, the Company shall provide collaterals with a fair market value no less than the aggregate principal amount outstanding on the Promissory Notes to secure its repayment obligations under such Promissory Notes.

(d) Redemption of Investor Ordinary Shares. The holder of any Investor Ordinary Shares (including any future assignees and transferees that acquires the Investor Ordinary Shares pursuant to this Agreement and Articles) is entitled to include such Investor Ordinary Shares as part of the Redemption Shares being submitted for redemption under the Redemption Notice except that the redemption price for such Investor Ordinary Shares being submitted for redemption shall be US$2.136 per share (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) and the redemption of such Investor Ordinary Shares shall be subordinate to the redemption of the Series A Preferred Shares, such that the Company shall first redeem in full the Series A Preferred Shares that are part of the Redemption Shares (and shall have paid the Redemption Price therefore in full) from funds of the Company legally available for redemption, before the Company shall be permitted to redeem any part of the Investor Ordinary Shares being included as part of the Redemption Shares (and pay any part of the redemption price payable thereon).

SECTION 10

Miscellaneous

10.1 Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of all the Series A Preferred Shares the maximum number of Ordinary Share or other shares of share capital of the Company as are from time to time reasonably expected to be issuable upon conversion of all the Series A Preferred Shares and, from time to time, will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Share reasonably expected to be issuable upon conversion of all the Series A Preferred Shares.

10.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

10.3 Governing Law. This Agreement is governed and shall be construed in all respects in accordance with, the laws of the Cayman Islands.

10.4 Dispute Resolution. In the event the parties are unable to settle any dispute between them regarding this Agreement through negotiations, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 10.4, subject to the following: The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against the Investor unless such award both (i) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (ii) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of the Investor or its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.5 Notices. Any notice required or permitted by this Agreement shall be in writing addressed (a) if to a Holder of Registrable Securities, at such address as such Holder shall have furnished the Company in writing, or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such shares who has so furnished an address to the Company or (b) if to the Company or the Founder, one copy should be sent to its address set forth above or at such other address as the Company or the Founder shall have furnished to the Holders. Such notice shall be effective when given, and shall in any event be deemed to be given upon receipt, or, if earlier, (a) seven (7) calendar days after deposit with the applicable postal service, if delivered by registered or certified airmail, postage prepaid, (b) upon delivery, if delivered by hand, (c) two business days after the business day of deposit with DHL or similar overnight international courier, freight prepaid or (d) one business day after the business day of facsimile transactions, if delivered by facsimile transmission with copy by registered or certified airmail mail, postage prepaid.

10.6 Assignment. Subject to the provisions of Section 3.12 hereof, no party may, nor may purport to, assign any of its rights or obligations under this Agreement in whole or in part, nor grant, declare, create or dispose of any right or interest in it otherwise than pursuant to a transfer of Equity Securities to a Third Party in accordance with the terms of this Agreement, provided, however, that the rights of any Investor hereunder are otherwise assignable by such Investor (i) to any other Investor, (ii) to an Affiliate of such Investor, and (iii) subject to the approval of the Board, to an assignee or transferee who acquires all and not less than all of the Series A Preferred Shares held by an Investor, and each such assignee having execute a deed of accession and become a party to this Agreement as an Investor.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 Amendment and Waiver. Any provision of this Agreement may be amended, waived or modified with the written consent of with the written consent of the Company, the Founder, the holders of at least a simple majority of the outstanding Ordinary Shares, and the Investors and shall be binding on all such parties. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

10.9 Rights of Holders. Each Holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

10.10 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to either party (“First Party”), upon any breach or default of the other party (the “Defaulting Party”) under this Agreement, shall impair any such right, power or remedy of the First Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofor or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the First Party of any breach or default under this Agreement, or any waiver on the part of the First Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either party, shall be cumulative and not alternative.

10.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their invalid or entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be valid and enforceable in accordance with its terms.

10.12 No partnership or agency. Nothing in this Agreement (or any of the arrangements contemplated by it) shall be deemed to constitute a partnership between the parties nor, save as may be expressly set out in it, constitute either party the agent of the other party for any purpose.

10.13 Announcements. No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Company, the Founder or the Investors without the prior written approval of the Company, the Founder and the Investors (such approval not to be unreasonably withheld or delayed). This shall not affect any announcement or circular required by law or the rules of any stock exchange. If a party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant party shall give the other parties every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or stock exchange obligations.)

10.14 Entire Agreement; Amendment. This Agreement, the Purchase Agreement and the Articles of Association set out the entire agreement and understanding between the parties in respect of the ownership of the Equity Securities of the Company, including the Series A Preferred Shares, by the Investors, as well as setting forth the relationship among the parties hereto, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting such subject matter.

10.15 Accession to this Agreement. Each party agrees that, if any Shareholder transfers any Equity Securities to any third party transferee, insofar as such transfer is permitted under this Agreement or the Articles, such Shareholder shall cause such third party transferee to execute a deed of accession in form and substance approved by the Board of Directors and become a party to, and to be bound by, this Agreement (and each other relevant Transaction Documents), assuming all the rights and obligations of such Shareholder under this Agreement (and each other relevant Transaction Documents) with respect to the Equity Securities to be transferred.

10.16 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Articles, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Articles to the extent legally permissible so as to eliminate such inconsistency.

10.17 Incorporation of Certain Provisions from the Articles. The following provisions of the Articles shall be incorporated by reference into this Agreement and shall be enforceable as if such provisions were part of this Agreement: (i) Article 12(a) (Right of First Refusal); (ii) Article 17 and 18 (Conversion Rights);and (vi) Article 106 (Dividend Right and Liquidation Preference).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

NEWSUMMIT BIOPHARMA HOLDINGS LIMITED
For and on behalf of NEWSUMMIT BIOPHARMA HOLDINGS LIMITED

/s/ Jun Ren
Authorized Signature(s)
By:	Jun Ren
Its:	Director

GREEN VILLA HOLDINGS LTD.
GREEN VILLA HOLDINGS LTD.

/s/ Jun Ren
Authorized Signature(s)
By:	Jun Ren
Its:	Director

SHANGHAI NEWSUMMIT PHARMACEUTICAL RESEARCH CO. LTD.

/s/ Jun Ren
By:	Jun Ren
Its:

REN JUN

/s/ Ren Jun

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P.

SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P.

SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P.
A Cayman Islands exempted limited partnership
Its:	General Partner of each

	By:	SC China Holding Limited
A Cayman Islands limited liability company
	Its:	General Partner

/s/ Jimmy Wong
Name:	Jimmy Wong
Authorized Signatory

PREIPO CAPITAL PARTNERS LIMITED For and on behalf of PreIPO Capital Partners Limited	SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND L.P.

/s/ Kezhong Wu
Authorized Signature(s)	By:
By: Kezhong Wu	Its:
Its: Director

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P.

SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P.

SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P.
A Cayman Islands exempted limited partnership
Its:	General Partner of each

	By:	SC China Holding Limited
A Cayman Islands limited liability company
	Its:	General Partner

/s/ Jimmy Wong
Name:	Jimmy Wong
Authorized Signatory

PREIPO CAPITAL PARTNERS LIMITED	SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND L.P.

/s/ Kezhong Wu	/s/ Richard B. Astorga
By: Kezhong Wu	By: Richard B. Astorga
Its: Director	Its: Chief Operating Officer

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

By:	By:
Its:	Its:

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

By:	By:
Its:	Its:

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

/s/ Li Chen
By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

By:	By:
Its:	Its:

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

By:	By:
Its:	Its:

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

/s/ Richard B. Astorga
By: Richard B. Astorga	By:
Its: Chief Operating Officer	Its:

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

/s/ Yasuhiro Hashimoto
By: Yasuhiro Hashimoto
Its: CEO Asia Private Equity Capital

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

/s/ Yasuhiro Hashimoto
By:	By: Yasuhiro Hashimoto
Its:	Its: CEO Asia Private Equity Capital

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

By:	By:
Its:	Its:

Ren Jun	GINKGO CAPITAL LIMITED

/s/ Ren Jun
By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

BIOTEK DEVELOPMENT LIMITED	GOLDSMART CONSULTANTS LIMITED

By:	By:
Its:	Its:

BRITURE MANAGEMENT LTD.	NEW WEALTH INVESTMENT HOLDINGS LTD

By:	By:
Its:	Its:

Bai Yi	MA GLOBAL PRIVATE EQUITY FUND I

By:
Its:

SANSAR CAPITAL SPECIAL OPPORTUNITY MASTER FUND LP	MEDIBIC PRE IPO CHINA FUND II

By:	By:
Its:	Its:

Ren Jun	GINKGO CAPITAL LIMITED

By:	By:
Its:	Its:

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P.

SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P.

SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P.
A Cayman Islands exempted limited partnership
Its:	General Partner of each

	By:	SC China Holding Limited
A Cayman Islands limited liability company
	Its:	General Partner

/s/ Jimmy Wong
Name:	Jimmy Wong
Authorized Signatory

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

FIRST INVEST HOLDINGS LIMITED

By:
Its:

Exhibit A

Investors

NAMES	ADDRESS

Registered office:
Sequoia Capital China Growth Fund I, L.P.
Cricket Square, Hutchins Dr., P.O. Box 2681,
Grand Cayman KY1-1111, Cayman Islands

Business office:

Suite 2215, Two Pacific Place, 88 Queensway,
Hong Kong, PRC

Registered office:
Sequoia Capital China Growth Partners Fund I, L.P.
Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands

Business office:

Suite 2215, Two Pacific Place, 88 Queensway,
Hong Kong, PRC

Registered office:
Sequoia Capital China GF Principals Fund I, L.P.
Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands

Business office:

Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, PRC

Registered office:
Preipo Capital Partners Limited
P.O.Box 957, Offshore Incorporations Centre,
Road Town, Tortola, British Virgin Islands

Registered office:
Sansar Capital Special Opportunity Master Fund LP
Sansar Capital Management LLC, 8th floor, 152 West 57th Street, New York, NY 10019

Exhibit B

Ordinary Shareholders

Name	Address

Biotek Development Limited	Registered office:

Portcullis TrustNet (BVI) Limited Portcullis TrustNet Chambers, P.O. Box 3444 Road Town, Tortola, British Virgin Islands

Business office:

25-306 He Shi Yuan, East Gate of Yuan Ming Yuan, Haidian District, Beijing, China. Post code: 100084

Goldsmart Consultants Limited	Registered office:

The registered agent of the Company Will be Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Business office:

25-306 He Shi Yuan, East Gate of Yuan Ming Yuan, Haidian District, Beijing, China. Post code: 100084

Briture Management Ltd.	Registered office

Portcullis TrustNet (BVI) Limited Portcullis TrustNet Chambers, P.O. Box 3444 Road Town, Tortola, British Virgin Islands

Business office:

25-306 He Shi Yuan, East Gate of Yuan Ming Yuan, Haidian District, Beijing, China. Post code: 100084

New Wealth Investment Holdings LTD	Registered office:

PALM GROVE HOUSE, P.O. BOX 438, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS.

Business office:

Rm 1603, Jingtai Tower No. 24 Jian Guo Men Wai Avenue Chaoyang District Beijing Post code: 100022

Bai Yi	Room 1708, Rongchao Economic Trade Center, No. 4028 Jintian Road, Futian district, Shenzhen Post Code: 518035

Name	Address

Sequoia Capital China Growth Fund I, L.P.	Registered office: Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands Business office: Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, PRC

Sequoia Capital China Growth Partners Fund I, L.P.	Registered office: Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands Business office: Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, PRC

Sequoia Capital China GF Principals Fund I, L.P.	Registered office: Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands Business office: Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, PRC

Sansar Capital Special Opportunity Master Fund LP	Sansar Capital Management LLC 152 West 57th Street 8th floor New York, NY 10019

MA Global Private Equity Fund I	Wako Blidg. 5/F, Uchikanda 1-15-6, Chiyoda, Tokyo 101-0047, JAPAN

MediBic Pre IPO China Fund II	Wako Blidg. 5/F, Uchikanda 1-15-6, Chiyoda, Tokyo 101-0047, JAPAN

Ginkgo Capital Limited	Registered office: Commerce Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands Correspondence: Room 206, 2nd Floor, Alliance Building, 130-136 Connaught Road, Central, Hong Kong

Jun Ren	Unit 12, Building 2, No. 2, Pingjiang Road, Xuhui District, Shanghai

First Invest Holdings Limited	Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Exhibit C

List of Group Companies

PART 1

Company Name		Share Capital
Newsummit Biopharma Holdings Limited		Authorized share capital of US$50,000 divided into 5,000,000 shares of par value of US$0.01 each; 5,000,000 issued ordinary shares.

PART 2

No.	Company Name	Share Capital
1	Green Villa Holdings Ltd.	Authorized share capital of US$60,000 divided into 60,000 shares of par value of US$1.00 each; Ren Jun and Sequoia hold 40,000 ordinary shares and 13,333 ordinary shares respectively.
2	Newsummit Biopharma (USA) Corp.	Authorized to issue no more than 1,000 shares of stock, to be designated as Common Stock, with a par value of $.01 per share; Green Villa holds 1 share of common stock for the consideration of $1.00.
3	Shanghai Newsummit Biopharma R&D Co., Ltd.	Total Investment: RMB25.1million Registered Capital: RMB25.1million Paid-in Capital: RMB25.1million
4	Shanghai Newsummit Biopharma Co., Ltd.	Total Investment: N/A Registered Capital: RMB100million Paid-in Capital: RMB100million
5	Shanghai Xingaofeng Newsummit Biopharma Co., Ltd.	Total Investment: US$19.98million Registered Capital: US$19.98million Paid-in Capital: US$12.99million
6	Shanghai Urban Newsummit Biopharma Co., Ltd.	Total Investment: N/A Registered Capital: RMB44million Paid-in Capital: RMB44million
7	Dalian Newsummit Biopharmaceutical Technology Service	Total Investment: N/A Registered Capital: RMB3million Paid-in Capital: RMB3million
8	Taizhou Newsummit Biopharma Co., Ltd.	Total Investment: N/A Registered Capital: RMB69.908348million Paid-in Capital: RMB69.908348million
9	Tianjin Newsummit Biopharma Co., Ltd.	Total Investment: N/A Registered Capital: RMB50million Paid-in Capital: RMB20million
10	Nanjing Newsummit Biopharma Co., Ltd.	Total Investment: RMB30million Registered Capital: RMB30million Paid-in Capital: RMB30million
11	Wuhan Biolake New Drug Incubation Public Service Platform	Total Investment: RMB30million Registered Capital: RMB30million Paid-in Capital: RMB30million